Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-217392 on Form F-10 of our reports dated February 15, 2017, relating to the consolidated financial statements of Goldcorp Inc. and subsidiaries and the effectiveness of Goldcorp Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 40-F of Goldcorp Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Offer to Purchase and Circular, which is part of such Registration Statement.

Deloitte LLP

May 24, 2017	/s/ Deloitte LLP
Chartered Professional Accountants
Vancouver, Canada